CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-139044 of the Met Investors Series Trust (the "Trust") on Form N-14 of our report dated February 17, 2006, relating to the financial statements and financial highlights of the BlackRock Investment Trust Portfolio (now known as BlackRock Large Cap Portfolio) of The Metropolitan Series Fund, Inc. appearing in its Annual Report on Form N-CSR for the year ended December 31, 2005, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 2, 2007